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                                                                    Exhibit 10.7




To:      David J. Nace

From:    The Board of Directors, Gart Bros. Sporting Goods
         Company

Re:      Severance Letter Agreement

As an inducement to your employment, the following Severance Letter of Agreement is proposed. All references to "Employer" shall mean Gart Bros. Sporting Goods Company ("Gart") and all references to "Employee" shall mean David J. Nace.

JOB DUTIES. Employer employs the Employee as Senior Vice President - Finance, Chief Financial Officer. During employment, the Employee shall faithfully work for the Employer, and promptly do and perform any and all duties pertaining to the Employer's business as well as the duties expected of the Employee within the bounds of the above job description. Employee shall not, without prior written consent of Employer, either directly or indirectly, engage in any other occupation, profession or business.

COMPENSATION AND BENEFITS. The Employee shall be initially entitled to receive the following compensation and benefits: Base Salary at the current annual level, and such Health Insurance, Life Insurance, and Long Term Disability at the current levels of cost and as are generally available to Gart's senior officers.

AT-WILL EMPLOYMENT. This agreement does not constitute an employment contract for a specific term. The Employer and Employee acknowledge that they both have the sole subjective discretion to terminate employment at will at any time. Nothing contained in this agreement shall be construed to create any condition which must be satisfied before employment may be terminated.

SEVERANCE PAYMENT. Until five years from the date of this agreement, in the event the Employer elects to terminate this agreement, except as designated below, the Employer shall continue the Employee's base salary, less deductions as required by law, and current health insurance benefits until the earlier of:

         A. The date the Employee secures alternate full time employment; or

         B. Fifty-Two (52) weeks from the date that the Employer terminates the employment.

The Company shall be entitled to offset any earnings that Employee receives during this period for employment that is not full time. The employee shall be obligated to use his best efforts to obtain alternate full time employment.

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Any and all amounts payable hereunder are conditioned upon receipt of a signed release agreement, in a form acceptable to Gart, that releases the Employer from any and all claims relating to or arising from the Employee's employment or termination. The Employee also agrees not to seek unemployment compensation.

The Employee shall not be entitled to any severance payment or benefits in the event that either the Employee voluntarily terminates employment or the Employer terminates employment for the following reasons:

         A. the Employee's gross negligence or willful failure to perform the Employee's duties; or

         B. the Employee engages in fraudulent, dishonest or any other act that materially violates the policies of the Company now or hereinafter in effect or materially interferes with the Employee's ability to perform said duties; or

         C. the Employee reveals or uses for Employee's own benefit any Confidential Information without the consent of the Employer in violation of this agreement or any separate agreements going forward; or

         D.       the Employee is convicted of a felonious act; or

         E. the Employee engages in any misconduct that damages the Company.

COVENANT NOT TO COMPETE AND CONFIDENTIALITY. The Employee expressly covenants and agrees that while employed and during the one (1) year immediately following the date of termination, the Employee will not directly or indirectly manage, control, participate in or be associated with any other business engaged or contemplating the business of retail sporting goods within existing trade areas or announced trade areas the Employer is contemplating. The Employee also covenants and agrees to execute a separate and mutually agreed upon Confidentiality Statement at the time of termination, and agrees to be bound to its terms from that day forward.

EMPLOYER PROPERTY RETURN. At the termination of employment, the Employee will promptly deliver to the Employer all documentation and notes in written form and all computer data made or compiled by the Employee. Employee also agrees to surrender all property and tangible assets of the Employer.

ARBITRATION. Any dispute or disagreement arising out of this Agreement, except injunctive relief, shall be resolved by arbitration under the rules of the American Arbitration Association and an Arbitrator agreed to by both parties. The arbitrator's decisions shall be final and binding upon the parties and judgment may be entered in any court.


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SEPARABILITY. The invalidity or unenforceability of any part of this Agreement, in general or as applied to a particular occurrence or circumstance, shall not affect the validity and enforceability of any other of this Agreement.

APPLICABLE LAW. This Agreement shall be construed and interpreted according to the laws of Colorado.

SUCCESSORS AND ASSIGNS. The rights and duties of the Employer and Employee under this agreement shall not be assignable by either party except that this Agreement and all the rights under it may be assigned by Employer to any corporation or other business entity that succeeds to all or substantially all of the business of Employer through merger, consolidation, corporate reorganization, or by acquisition of substantially all of the assets of Employer and which assumes Employer's obligation hereunder.

NOTICE. Any notice required pursuant to this Agreement shall be in writing, and sent by registered or certified mail to Employer's principal office and Employee's last-known address.

WAIVER. The failure of either party to this Agreement to insist upon the performance of any of the terms and conditions of this Agreement, shall not constitute a waiver, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

SECTION HEADINGS. The titles to the sections of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of this ___ day of May, 1995.

EMPLOYER:                                   EMPLOYEE:


Gart Bros. Sporting Goods Company



---------------------------------           -----------------------------------
Print Name: John D. Morton                  Print Name: David J. Nace
Title: President/CEO                        Address:
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